Leadership Transition

Peter Greenleaf named new Sucampo CEO effective March 3, 2014

- 20 years of biopharma experience in commercialization & drug development
- Current CEO and Director of Histogenix, former President of MedImmune, the worldwide biologics R&D arm of AstraZeneca

Dan Getman, Ph.D. appointed new Chairman of the Board effective March 3, 2014

- Current member Sucampo Board of Directors and Chairman, Science & Technology Committee
- Former President of Kansas City Area Life Sciences Institute and a former Vice President, Pfizer Global R&D

Ryuji Ueno, M.D., Ph.D., Ph.D. to step down as CEO, Chairman and Director on March 3, 2014

- Will step down as CSO on March 31, 2014
- Will consult to Sucampo as Co-Founder, Chairman Emeritus, and Scientific Advisor on transition, pipeline development and other strategic activities